Exhibit 99.1

FDA Grants Permission For Export of Antigenics’

Oncophage® to Russia

NEW YORK— September 29, 2008 — Antigenics Inc. (NASDAQ: AGEN) today announced that the U.S. Food and Drug Administration (FDA) has granted the necessary permission to allow for the export of Oncophage ® (vitespen) to Russia.

The Russian Ministry of Public Health approved the therapeutic cancer vaccine in April 2008 for the adjuvant treatment of kidney cancer patients at intermediate risk for disease recurrence. The FDA export license clears the way to provide patients in Russia with Oncophage, which will continue to be manufactured at the company’s state-of-the-art facility in Lexington, Massachusetts.

Antigenics remains on target to submit a Marketing Authorization Application to the European Medicines Agency (EMEA) before the end of the year and continues to explore other major geographical territories for regulatory approval of Oncophage.

About Renal Cell Carcinoma, a Deadly Disease Upon Recurrence

Renal cell carcinoma is the most common type of kidney cancer. The most recent data published by the International Agency for Research on Cancer estimated that there were approximately 16,329 new cases of kidney cancer in Russia in 2004, and about 10,872 people died from the disease. Renal cell carcinoma accounts for about 90 percent of all kidney tumors. By the time renal cell carcinoma is diagnosed in these patients, about one third of them will have developed metastatic disease.

About Oncophage

In April 2008, Oncophage was approved in Russia for the adjuvant treatment of kidney cancer patients at intermediate risk for disease recurrence. Derived from each individual’s tumor, Oncophage contains the ‘antigenic fingerprint’ of the patient’s particular cancer and is designed to reprogram the body’s immune system to target only cancer cells bearing this fingerprint. Oncophage is intended to leave healthy tissue unaffected and limit the debilitating side effects typically associated with traditional cancer treatments such as chemotherapy and radiation therapy. Oncophage has been studied in Phase 3 clinical trials for the treatment of kidney cancer and metastatic melanoma and is currently being investigated in a Phase  1/2 trial in recurrent glioma.

Oncophage has received fast track and orphan drug designations from the U.S. Food and Drug Administration for both kidney cancer and metastatic melanoma. Oncophage has orphan drug status for kidney cancer from the European Medicines Agency.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit antigenics.com.

This press release contains forward-looking statements, including without limitation, statements regarding expectations of the Company’s ability to manufacture Oncophage and commercialize Oncophage in Russia; expectations on timelines and activities for pursuing regulatory approval in other markets, including submitting for Marketing Authorization in Europe and exploring other geographical territories; the anticipated incidence of metastatic disease in patients with renal cell carcinoma, and the potential benefits and effects of Oncophage treatments. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory agencies, physicians and patients; the Company’s ability to raise additional finances and manage its cash burn; the possibility that results from future treatments with Oncophage will not be as favorable as the results from our subset analysis; and the factors described under the RISK FACTORS Section of our Quarterly Report for the quarter ended June 30, 2008. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. Antigenics cautions investors that we do not expect to generate significant revenue from sales of Oncophage in Russia for several months, if ever. The amount of revenue we generate will depend on, among other things, securing reimbursement mechanisms and physician and patient assessment of the benefits and cost-effectiveness of Oncophage. Antigenics also cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.